EXHIBIT 5.1

Skadden, Arps, Slate, Meagher & Flom llp

525 UNIVERSITY AVENUE PALO ALTO, CALIFORNIA 94301 ________ TEL: (650) 470-4500 FAX: (650) 470-4570 www.skadden.com December 30, 2019
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Broadcom Inc.
1320 Ridder Park Drive
San Jose, California 95131

Re:	Broadcom Inc.
Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as special counsel to Broadcom Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) on the date hereof, relating to the registration by the Company of an aggregate of 573 shares (the “Plan Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), authorized for issuance pursuant to the Bay Dynamics, Inc. 2016 Equity Incentive Plan (the “Plan”), which the Company assumed in connection with the Agreement and Plan of Merger, dated as of December 19, 2019, by and among Broadcom Inc., Burney Acquisition Sub, Inc., Bay Dynamics, Inc. and Shareholder Representative Services LLC (such agreement, as amended, including the exhibits and schedules included therein, being hereinafter referred to as the “Merger Agreement”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In rendering the opinion stated herein, we have examined and relied upon the following:
(a)          the Registration Statement;
(b)          an executed copy of the Merger Agreement;

Broadcom Inc.
December 30, 2019

(c)          an executed copy of a certificate of Mark Brazeal, Chief Legal Officer and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);
(d)          a copy of the Company’s Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of December 23, 2019, and certified pursuant to the Secretary’s Certificate;
(e)          a copy of the Company’s Amended and Restated Bylaws, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate;
(f)          the Plan; and
(g)          a copy of certain resolutions of the Executive Committee of the Board of Directors of the Company, approved on December 19, 2019, certified pursuant to the Secretary’s Certificate.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate.
In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate.
In rendering the opinion stated herein, we have also assumed that: (i) an appropriate account statement regarding the Plan Shares credited to the recipient’s account maintained with the Company’s transfer agent has been issued by the Company’s transfer agent; (ii) the issuance of the Plan Shares has been properly recorded in the books and records of the Company; (iii) each award agreement pursuant to which rights to acquire Plan Shares or other awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto and (iv) the consideration received by the Company for each of the Plan Shares delivered pursuant to the Plan shall not be less than the per share par value of the Plan Shares.
We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Broadcom Inc.
December 30, 2019

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Plan Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued, delivered and paid for in accordance with the terms of the Plan and the applicable award agreement, the Plan Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

AR